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                                                                    Exhibit 10.4

                  TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

         TAX ALLOCATION AND INDEMNIFICATION AGREEMENT (this "Agreement") dated as of ______________ __, 2004, among E-Z-EM, INC. ("E-Z-EM"), a Delaware corporation, and ANGIODYNAMICS, INC. ("AngioDynamics"), a Delaware corporation, and the direct and indirect subsidiaries of E-Z-EM other than AngioDynamics (the "Remaining Subsidiaries").

         WHEREAS, the parties to this Agreement are currently members ("Members") of an affiliated group (the "Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986 (the "Code"), of which E-Z-EM is the common parent;

         WHEREAS, E-Z-EM, as the common parent of the Group, has filed and will file consolidated federal income tax returns ("Group Tax Returns") and other tax returns on behalf of the Group for certain periods relevant hereto;

         WHEREAS, as a result of the proposed distribution by E-Z-EM of its entire stockholdings in AngioDynamics to the E-Z-EM shareholders in a transaction intended to qualify as a tax-free spin-off under section 355 of the Internal Revenue Code (the "Distribution"), AngioDynamics and its subsidiaries will cease to be Members of the Group as of the end of the closing date of the proposed Distribution (the "Distribution Date");

         WHEREAS, Members of the Group may be subject to state income and franchise tax liabilities on a combined or consolidated basis for periods both before and after the aforementioned transactions; and

         WHEREAS, E-Z-EM and its Remaining Subsidiaries (the "E-Z-EM Subgroup" as constituted following the Distribution) and AngioDynamics and its subsidiaries (the "AngioDynamics Subgroup" as constituted following the Distribution) desire to set forth their rights and obligations with respect to certain tax liabilities.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1. Applicable Period; Tax Period. For purposes of this Agreement, the term "Applicable Period" shall refer to the period June 1, 2003 through the date on which AngioDynamics ceases to be a Member of the Group. The term "Tax Period" shall refer to all taxable periods beginning or ending in the Applicable Period.

         2.   Return Filing Responsibilities.

              a. E-Z-EM shall be responsible for preparing and filing the Group Tax Returns for the 2003 and 2004 taxable years (taxable years ended May 29, 2004 and May

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28, 2005, respectively) in a manner which fairly reflects the interests of
AngioDynamics. AngioDynamics will be responsible for providing to E-Z-EM, by no later than 75 days prior to the extended due date for filing each Tax Return, the information relating to the AngioDynamics Subgroup which is needed for the preparation of such return. Such information shall include the general ledger and audit file for AngioDynamics. The information so provided will be included in the Group Tax Return without modification, provided that positions taken by the AngioDynamics Subgroup have a realistic possibility of being sustained on their merits. AngioDynamics will determine the items of income, gain, loss, deduction and credit of the AngioDynamics Subgroup to be included on the Group Tax Return for taxable year in which Angio Dynamics ceases to be a member of the Group by using the "ratable allocation " method described in Treas. Reg. ss. 1.1502-76(b)(2)(ii). AngioDynamics shall provide such assistance and documents, without charge, as may reasonably be requested by E-Z-EM in the preparation of the 2003 and 2004 Group Tax Returns. E-Z-EM shall commission an earnings and profits allocation study by an outside consultant, in accordance with Treas. Reg. ss. 1.312-10, and AngioDynamics shall provide whatever information is necessary to complete the study and shall bear 50 percent of the cost of the study. E-Z-EM shall provide to AngioDynamics a copy of each Group Tax Return as filed for each Tax Period. In the event of a dispute between the parties regarding the treatment of a particular item relating to the AngioDynamics Subgroup on the 2003 or 2004 Group Tax Return, the issue will be submitted to the law firm of Caplin & Drysdale, whose decision shall be binding on both parties.

              b. All Group Tax Returns filed after the date of this Agreement, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Group Tax Returns have been filed, and in a manner that does not unreasonably accelerate deductions or defer income to the advantage of one Subgroup and corresponding disadvantage of the other Subgroup.

         3. Group Tax Liability; Group AMT Liability. For purposes of this Agreement, the term "Group Tax Liability" shall mean the consolidated Federal income tax liability, if any, reported on the Group Tax Return (as adjusted under Section 8 of this Agreement). For purposes of this Agreement, the term "Group AMT Liability" shall mean the alternative minimum tax liability under
Section 55 of the Code, if any, reported on the Group Tax Return (as adjusted under Section 8 of this Agreement).

         4. Allocation of Group Tax Liability to Members. The Group Tax Liability for each Tax Period shall be allocated among the Members as provided in this Section 4.

              a. The separate Federal income tax liability of each Member with Federal income tax liability for each Tax Period shall first be ascertained under the applicable provisions of the Code and the Consolidated Return Regulations. Any gain or loss that is treated as recognized by one or more members of an affiliated group under the Internal Revenue Code and regulations shall be treated as attributable to that member for purposes of

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this Agreement. In computing the Federal income tax liability of each Member having taxable income on a separate return basis (a "Profit Member") (i) the surtax exemption to which the Group as a whole is entitled shall be apportioned among the Profit Members in proportion to their respective separate taxable incomes, and (ii) the consolidated research and development credit ("R&D Credit") to which the Group as a whole is entitled shall be apportioned among the Profit and Loss Members in proportion to their respective qualified research and development expenditures for the taxable year.

              b. The separate Federal income tax liabilities of all of the Profit Members computed under Section 4(a) for each Tax Period shall then be aggregated into a single sum.

              c. Each Profit Member shall then be allocated a portion of the Group Tax Liability, if any, for each Tax Period equal to the product of (i) the Group Tax Liability for such Tax Period and (ii) a fraction, the numerator of which is the separate Federal income tax liability of such Profit Member for such Tax Period determined under Section 4(a) and the denominator of which is the aggregate sum for such Tax Period determined under Section 4(b).

              d. The portion of the Group Tax Liability allocated in the manner described in this Section 4 to the AngioDynamics Subgroup shall be a joint and several liability of each member of the AngioDynamics Subgroup to E-Z-EM.

         5. Allocation of Group AMT Liability to Members. The Group AMT Liability, if any, for each Tax Period shall be allocated among the Members as provided in this Section 5:

              a. The separate alternative minimum tax liability of each Member with positive separate alternative minimum taxable income (an "AMT Member") shall be computed under Section 55(a) of the Code, after first apportioning the exemption amount under Section 55(d)(2) of the Code (as adjusted under Section 55(d)(3)(A) of the Code) among the AMT Members in proportion to their respective separate alternative minimum taxable incomes.

              b. The separate AMT tax liability of each AMT Member determined under Section 5(a) shall be aggregated into a single sum.

              c. Each AMT Member shall then be allocated a portion of the Group AMT Liability for each Tax Period equal to the product of (i) such Group AMT Liability and (ii) a fraction, the numerator of which is the separate AMT tax liability of such AMT Member determined under Section 5(a) and the denominator of which is the aggregate sum determined under Section 5(b).

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              d.   The portion of the Group AMT Liability allocated in the
manner described in this Section 5 to the AngioDynamics Subgroup shall be a joint and several liability of each member of the AngioDynamics Subgroup to E-Z-EM.

         6. Payment of Allocable Tax Liability. Section 4 and Section 5 are intended to allocate liability for the payment of the Group Tax Liability and any Group AMT Liability for each Tax Period to the AngioDynamics Subgroup in proportion to their respective contributions to such liabilities. The amounts allocated in this manner shall be a joint and several liability of the members of the AngioDynamics Subgroup enforceable by E-Z-EM and the remaining Members of its Group under the terms of this Agreement, and requiring the AngioDynamics Subgroup promptly to transmit payment in the amount of the allocation to E-Z-EM in a timely manner so that such payment may be included with the filing of the Group Tax Return for such Tax Period. The members of the AngioDynamics Subgroup shall be jointly and severally liable for any interest or penalties resulting from their failure to tender such payments timely. Notwithstanding the foregoing, the AngioDynamics Subgroup shall pay their allocable share of estimated Federal income taxes (including estimated alternative minimum taxes) to E-Z-EM in a timely manner, and provide to E-Z-EM the information relating to the AngioDynamics Subgroup that is needed for the determination of the Group's estimated Federal income tax payments, so that E-Z-EM may timely make such payments during each Tax Period. The amount of any payment for taxes owed by any Profit Member or AMT Member to E-Z-EM shall be net of any estimated income or alternative minimum taxes, as the case may be, paid by such Member with respect to the particular Tax Period. E-Z-EM shall promptly provide AngioDynamics with evidence of the timely payment of each Group Tax Liability, Group AMT Liability and estimated tax liability.

         7.   Payments to Loss Members.

              a. In addition to the allocations set forth above with respect to the Group Tax Return for each Tax Period, each Profit Member for such Tax Period shall also be allocated an amount equal to the difference between (i) the federal income tax liability that would have been due on the Profit Member's separate taxable income under Section 4(a) or 5(a), as the case may be, if such party had filed a separate tax return for such Tax Period and (ii) the tax amount allocated to it under Section 4(c) or 5(c), as the case may be, (the "Additional Allocation").

              b.   A portion of the Additional Allocation determined under
Section 7(a) with respect to each Profit Member shall be a liability of that Profit Member to each Member generating a net operating loss ("NOL") in the particular Tax Period (the "Loss Member") in an amount equal to the product of
(i) the Additional Allocation and (ii) a fraction the numerator of which is such Loss Member's NOL (including NOLs carried forward from prior periods) actually used in computing the Group Tax Liability plus the taxable income equivalent of the consolidated R&D credit allocated to such Loss Member under Section 4(a)(ii) and the denominator of which is the total NOLs and consolidated R&D credits of all the Loss Members actually used in computing the Group Tax Liability.

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              c.   The amounts allocated to the AngioDynamics Subgroup under
Sections 7(a) and 7(b) shall be netted against each other and, (i) to the extent that it results in a net payment liability, shall be paid by AngioDynamics to E-Z-EM, and (ii) to the extent that it results in a net amount receivable, shall be paid by E-Z-EM to AngioDynamics The appropriate liability or receivable, as the case may be, shall be paid within 45 days after the filing of the Group Tax Return for the particular Tax Period and shall be a joint and several liability of each Profit Member of the E-Z-EM Subgroup or of the AngioDynamics Subgroup, as the case may be.

         8.   Audits and Other Adjustments.


              a. Any increase in, or reduction of, the Group Tax Liability as a result of any (i) filing of an amended return or claim for refund, (ii) final determination or settlement with the Internal Revenue Service (the "IRS"), or
(iii) court decision, relating to a Group Tax Return for any taxable period ending prior to the Applicable Period or for any Tax Period shall be allocated among the E-Z-EM Subgroup and the AngioDynamics Subgroup under the apportionment methods described in Sections 4, 5 and 7, plus any allocable interest and penalties.

              b. If an amended return or claim for refund is filed by the E-Z-EM Subgroup or the AngioDynamics Subgroup as a result of a net operating loss carryback or capital loss carryback from a taxable period commencing after AngioDynamics ceases to me a member of the Group to any Tax Period or any taxable period prior to the Applicable Period, and such amended return or claim for refund results in a reduction in the Group Tax Liability, then the Subgroup which filed the amended return or claim for refund shall be entitled to the entire refund (including any interest thereon) resulting from such reduction. If, however, as a result of any subsequent determination, settlement or court decision, there is an increase in such Group Tax Liability, then the increase shall be allocated first to the party which obtained the refund up to the amount of the refund of tax, and then to both Subgroups in accordance with Section 8a.

         9. Conduct of Disputes. If E-Z-EM as common parent of the Group receives notice of any audit or other examination by the IRS of any Group Tax Return involving any taxable period ending prior to the Applicable Period or any Tax Period, E-Z-EM shall promptly notify AngioDynamics of such audit or examination. E-Z-EM shall, at its option upon timely notice to AngioDynamics, control the conduct of any audit and the defense of any suit, action or proceeding resulting therefrom. E-Z-EM shall consult with AngioDynamics with respect to the conduct of any audit and the defense of any suit, action or proceeding resulting therefrom relating to the tax liability of the AngioDynamics Subgroup as determined under Sections 4, 5 and 7. Each party will cooperate with the other in these proceedings and provide such assistance and documents, without charge, as may reasonably be requested by the other party for such purpose.

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         10.  Certain Post-Applicable Period Returns. For any taxable year in which the federal income tax liability of the AngioDynamics Subgroup is not reported on the same tax return as that of E-Z-EM the person or persons preparing the returns and representing the taxpayers in any examination or appeal shall do so in a manner which fairly reflects the interests of all taxpaying entities.

         11.  State and Local Income and Franchise Taxes.

              a. In the case of any taxable year for which a consolidated income or franchise tax return is filed with any state or local jurisdiction, which return includes any member of the AngioDynamics Subgroup, AngioDynamics shall pay to E-Z-EM the proportionate share of any taxes reported on such return attributable to the AngioDynamics Subgroup computed in a manner consistent with the principles set forth in Sections 4, 5 and 7 of this Agreement. The principles set forth in Sections 1 through 10 shall also be applicable to state and local income and franchise tax returns.

              b. If the state income or franchise tax liability of E-Z-EM or any one or more of its Remaining Subsidiaries is determined by reference to the income, loss, assets, expenses, or activities of any member of the AngioDynamics
Subgroup:

                   (i) AngioDynamics shall cause a payment to be made to E-Z-EM equal to the amount, if any, by which the State tax liability of the E-Z-EM Subgroup (determined on a with and without basis) is increased because of the income, loss, assets, expenses, or activities of that member or members of the AngioDynamics Subgroup;

                   (ii) E-Z-EM shall cause a payment to be made to AngioDynamics equal to the amount, if any, by which the State tax liability of the E-Z-EM Subgroup (determined on a with and without basis) is reduced because of the income, loss, assets, expenses, or activities of that member or members of the AngioDynamics Subgroup; and

                   (iii) Such payments shall be adjusted to reflect any examination adjustments or amended returns consistent with the principles set forth in Section 8.

              c. Principles similar to those set forth in Section 11(b) shall apply if the state income or franchise tax liability of any member of the AngioDynamics Subgroup is determined by reference to the income, loss, assets, expenses, or activities of E-Z-EM or one or more of its Remaining Subsidiaries.

              d. No state income or franchise tax return or report shall be made on a basis that combines or consolidates the income of any member of the AngioDynamics Subgroup with any member of the E-Z-EM Subgroup unless such combined reporting has been approved by the boards of directors of both E-Z-EM and AngioDynamics or has been

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determined to be required by the taxing authority of the state in which such return or report is filed.

              e. AngioDynamics agrees to pay all state taxes that arise from the transfer of assets of the AngioDynamics Subgroup in connection with the proposed distribution or sale.

         12. Indemnification. Each party shall pay and be responsible for, and shall indemnify, defend and hold harmless all other parties to this Agreement from and against all liabilities allocated to it under this Agreement. Nothing herein shall be construed to create a claim by one party against the other for reimbursement of any type of tax covered by this agreement for any taxable period which is outside of the Applicable Period or is not a Tax Period within the meaning of Section 1. If any party pays or has paid any Group Tax Liability or state or local income or franchise tax liability for which another party to this Agreement is or becomes liable pursuant to the terms of this Agreement, appropriate reimbursement shall be made no later than 10 days after demand therefore The portion of any refund, rebate or reimbursement received by any party to which another party is entitled pursuant to this Agreement shall be paid over within 10 days of receipt to the party which is entitled thereto. Any payments required to be made between the parties pursuant to this Agreement which are not made in a timely fashion shall bear interest calculated at the rate specified under Section 6621(a)(2) of the Code (the "Underpayment Rate") from the date such payment is due pursuant to this Agreement to the date the payment is made. In all other respects Article 10 of the Section 355 Disposition Agreement shall govern the indemnification procedures and payments under this Agreement.

         13. Record Retention. E-Z-EM agrees to (i) retain all Group Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder ("Tax Records") existing on the date hereof, or relating to any Tax Period, for such period as a tax deficiency may be assessed or a refund claim filed under applicable periods of limitation, and (ii) allow AngioDynamics and its representatives (and representatives of any of its subsidiaries), at times and dates reasonably acceptable to E-Z-EM, to inspect, review and make copies of such records, and have access to such employees, as AngioDynamics may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and without disruption to E-Z-EM's business.

         14. Complete Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter.

         15. Successors and Assigns. This Agreement and all of its provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

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         16.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

         17. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto.

         18. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

         19. Notices, Communications. All notices and other communications hereunder shall be in writing and shall be delivered in the manner and at the address (unless subsequently notified to the contrary in the manner provided therein) as provided in the Section 355 Disposition Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the _____ day of _______, 2004.


Attest                                   E-Z-EM, INC.,
                                         On Behalf Of Itself And Its
                                         SUBSIDIARIES



By:________________________________      By:________________________________



Attest                                   ANGIODYNAMICS, INC.
                                         On Behalf Of Itself And Its
                                         SUBSIDIARIES



By:________________________________      By:________________________________